Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2025 Results

–Drove Double-Digit Fourth Quarter Adjusted EBITDA Expansion Outpacing Revenue Growth, and Continued Strengthening of Balance Sheet
–Delivered Record Full-Year Revenues, Adjusted EBITDA and Margin in a Strategically Transformative Year
–Advanced Portfolio Alignment on Key Growth Businesses through Divestiture of Barge Business

DALLAS, Texas - ARCOSA, Inc. - February 26, 2026:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights

	Three Months Ended December 31,
	2025	2024	% Change

	($ in millions, except per share amounts)
Revenues	$716.7	$666.2	8%
Net income	$52.1	$(7.7)	N.M.
Adjusted Net Income(1)	$56.7	$22.6	151%
Diluted EPS	$1.06	$(0.16)	N.M.
Adjusted Diluted EPS(1)	$1.15	$0.46	150%
Adjusted EBITDA(1)	$145.0	$128.3	13%
Adjusted EBITDA Margin(1)	20.2%	19.3%	90 bps
Net cash provided by operating activities	$120.0	$248.2	(52)%
Free Cash Flow(1)	$58.6	$199.2	(71)%

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Full Year Highlights

	Year Ended December 31,
	2025	2024	% Change

	($ in millions, except per share amounts)
Revenues	$2,883.4	$2,569.9	12%
Revenues, excluding impact from divested business(2)	$2,883.4	$2,482.1	16%
Net income	$208.4	$93.7	122%
Adjusted Net Income(1)	$220.2	$147.9	49%
Diluted EPS	$4.24	$1.91	122%
Adjusted Diluted EPS(1)	$4.47	$3.02	48%
Adjusted EBITDA(1)	$583.3	$447.0	30%
Adjusted EBITDA Margin(1)	20.2%	17.4%	280 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$583.3	$439.0	33%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	20.2%	17.7%	250 bps
Net cash provided by operating activities	$341.1	$502.0	(32)%
Free Cash Flow(1)	$202.1	$330.6	(39)%

N.M. - not meaningful
bps - basis points
(1) Non-GAAP financial measure. See reconciliation tables included in this release.
(2) Excludes the impact of the divested steel components business. Financial results for the steel components business were included in the Transportation Products segment as part of continuing operations to the date of sale, August 16, 2024.

Antonio Carrillo, President and Chief Executive Officer, commented, “2025 was a year of tremendous growth for Arcosa, resulting from the strategic actions we have taken over the past several years to transform the Company. Across our portfolio, we delivered double-digit revenue growth and significant margin expansion highlighting the strength of our operating model.

“Within Construction Products, the successful integration of Stavola accelerated growth and was highly accretive to segment margin, reflecting its premier financial attributes and exposure to lower volatility infrastructure-led end-markets in the nation's largest MSA. Growth in Engineered Structures was driven by organic expansion in our utility structures business, which benefited from elevated customer investment in grid modernization, along with increased wind tower production at our recently opened plant in New Mexico. Our portfolio also benefited from solid execution in the barge business throughout the year, highlighted by strong revenue and margin expansion.”

Carrillo continued, “We have continued to streamline our portfolio and strengthen our balance sheet, through earnings growth, margin expansion and disciplined capital management, achieving our target leverage ratio two quarters ahead of plan. We will continue to take a balanced approach toward capital allocation, investing in our businesses, both organically and inorganically, to further position our portfolio for sustainable long-term growth.”

Barge Business Divestiture

On February 24, 2026, Arcosa announced that it has entered into an agreement with Wynnchurch Capital L.P. to sell its barge business, Arcosa Marine Products, Inc., for $450 million in cash, subject to customary transaction adjustments. The divestiture is expected to close in the second quarter of 2026, after regulatory approval and satisfying customary closing conditions.

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2026 Outlook and Guidance

Arcosa announced the following total Company guidance for full year 2026, excluding any potential impact related to the barge divestiture:
•Consolidated revenues range of $2.95 billion to $3.10 billion, compared to $2.88 billion in 2025.
•Consolidated Adjusted EBITDA range of $590 million to $640 million, compared to $583.3 million in 2025.
•Included in the total Company guidance is full year revenues of $410 million to $430 million and full year Adjusted EBITDA of $70 million to $75 million from the inland barge business.

Carrillo concluded, “We enter 2026 in our most resilient position to date, supported by the attractive fundamentals underlying our infrastructure-led businesses and the success of the strategic actions we have executed to transform our portfolio.

“Our consolidated guidance for 2026 reflects double-digit combined Adjusted EBITDA expansion for our growth businesses and additional margin uplift, led by robust demand in utility structures and positive construction market activity. Based on our current backlog, we anticipate lower volume and profitability in our wind towers business in 2026, with a recovery in 2027.

“The announcement to divest our barge business marks a pivotal step in the Company’s evolution, centering our focus on our key growth businesses, construction materials and engineered structures. The divestiture positions us to move from portfolio transformation to optimization, as we remain focused on creating value for our shareholders.”

Fourth Quarter 2025 Results and Commentary

All comparisons are versus the prior year quarter unless noted otherwise.

Construction Products
•Revenues decreased 2% to $305.4 million primarily due to lower freight revenues largely for Stavola. Excluding freight revenue, revenues increased 4% due to solid aggregates product revenue expansion and a 15% increase in shoring products.
•Aggregates Freight-Adjusted Revenues increased 8% supported by 2% volume growth and 5% Aggregates Freight-Adjusted Average Sales Price expansion. Revenue growth in the fourth quarter was entirely organic as the Stavola acquisition closed on October 1, 2024.
•Aggregates Adjusted Cash Gross Profit per Ton grew 3%, below the pace of revenue growth as decreased production reduced cost absorption. Full year 2025 Aggregates Adjusted Cash Gross Profit per Ton increased 10%.
•Adjusted Segment EBITDA increased 3% to $83.5 million and Adjusted Segment EBITDA Margin increased 140 basis points to 27.3% from 25.9% in the prior period. Freight-Adjusted Segment EBITDA Margin was 28.2% compared to 28.3% in the prior period.

Engineered Structures
•Revenues increased 15% to $301.1 million led by a 20% increase in utility and related structures.
•Adjusted Segment EBITDA increased 22% to $55.8 million and margin expanded 100 basis points to 18.5% driven by double-digit volume growth, improved pricing, and operating improvements in utility structures, partially offset by lower wind tower margin.
•Order activity for our utility structures business remains robust as our customers stay focused on improving and expanding the electrical grid. We ended the fourth quarter with backlog for utility and related structures of $434.9 million, providing solid production visibility for 2026.

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•During the fourth quarter, we received wind tower orders of $190 million primarily for delivery in 2027. The backlog for our wind towers business at the end of the quarter was $627.8 million, of which we expect to deliver 42% during 2026 and 53% during 2027.

Transportation Products
•Revenues for our barge business increased 19% primarily due to higher tank barge deliveries.
•Adjusted Segment EBITDA increased 24%, to $21.7 million, driven by higher tank barge deliveries.
•Adjusted Segment EBITDA Margin was 19.7% up from 18.8% in the prior period.
•During the fourth quarter, we received barge orders totaling approximately $81 million for both hopper and tank barges, reflecting a book-to-bill of 0.7. Our visibility for both hopper and tank barges extends well into the second half of 2026.
•Our barge backlog at the end of the quarter was $296.9 million, up 6% from the start of the year. We expect to recognize all of our current backlog during 2026.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses increased to $16.5 million from $16.1 million in the prior period primarily due to higher compensation-related costs.
•Acquisition and divestiture-related costs were $0.7 million in the fourth quarter compared to $15.6 million in the prior period.
•Interest expense totaled $24.9 million, a decrease of $10.5 million from the prior period primarily due to one-time costs related to acquisition financing in the prior period and a reduction in outstanding debt.
•The effective tax rate in the fourth quarter, adjusted for certain one-time items, was 11.6% compared to the adjusted effective tax rate of 43.5% in the prior year. The decrease in the effective tax rate was primarily due to lower state and foreign taxes.

Cash Flow and Liquidity
•Operating cash flow was $120.0 million during the fourth quarter, down from $248.2 million in the prior period, primarily due to an increase in working capital, partially offset by higher earnings.
•Working capital was a $20.9 million net use of cash for the quarter compared to the prior period's $179.7 million net source of cash. The increase in cash used for working capital in the current period was driven by a reduction in accounts payable and advance billings, partially offset by lower receivables. The prior year reflected a large decrease in receivables and an increase in advance billings for 2025 deliveries.
•Capital expenditures in the fourth quarter were $64.2 million, up from $53.3 million in the prior period as we secured certain long-lead time equipment to support the expansion of our utility structures business.
•Free Cash Flow for the quarter was $58.6 million, down from $199.2 million in the prior period.
•During the quarter, we paid $60.0 million to reduce our outstanding term loan borrowings.
•Net Debt to Adjusted EBITDA was 2.3x for the trailing twelve months, an improvement from 2.4x at the end of the third quarter of 2025.
•We ended the quarter with total liquidity of $914.6 million, including $214.6 million of cash and cash equivalents and full availability under our $700 million revolving credit facility.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 27, 2026 to discuss fourth quarter and full year 2025 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-420-1271 for domestic callers and 785-424-1634 for international callers. The conference ID is ARCOSA and the passcode is 81768. An audio playback will be available through 11:59 p.m. Eastern Time on March 13, 2026, by dialing 800-925-9394 for domestic callers and 402-220-5386 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, including Arcosa Marine, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; impacts from the Inflation Reduction Act and One Big Beautiful Bill Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2025 to be filed on or around February 27, 2026 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$716.7	$666.2	$2,883.4	$2,569.9
Cost of revenues	552.9	537.3	2,236.2	2,054.7
Gross profit	163.8	128.9	647.2	515.2
Selling, general, and administrative expenses	78.2	89.0	307.1	320.0
Other operating (income) expense	6.6	(3.3)	(1.8)	(2.4)
Operating profit	79.0	43.2	341.9	197.6

Interest expense	24.9	35.4	108.8	70.9
Interest income	(1.7)	(1.3)	(6.6)	(7.5)
Other nonoperating (income) expense	0.6	(1.3)	(1.6)	4.2
	23.8	32.8	100.6	67.6
Income before income taxes	55.2	10.4	241.3	130.0
Provision for income taxes	3.1	18.1	32.9	36.3
Net income (loss)	$52.1	$(7.7)	$208.4	$93.7

Net income per common share:
Basic	$1.06	$(0.16)	$4.25	$1.92
Diluted	$1.06	$(0.16)	$4.24	$1.91
Weighted average number of shares outstanding:
Basic	49.0	48.7	48.9	48.6
Diluted	49.1	48.9	49.0	48.8

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2025	2024	2025	2024
Aggregates	$184.1	$179.4	$761.5	$678.6
Specialty materials and asphalt	110.2	116.1	463.6	308.3
Aggregates intrasegment sales	(17.5)	(8.4)	(45.3)	(9.0)
Total Construction Materials	276.8	287.1	1,179.8	977.9
Construction site support	28.6	24.8	130.4	127.2
Construction Products	305.4	311.9	1,310.2	1,105.1

Utility and related structures	218.1	181.1	834.7	768.1
Wind towers	83.0	80.4	355.2	279.2
Engineered Structures	301.1	261.5	1,189.9	1,047.3

Inland barges	110.2	92.9	383.3	329.8
Steel components(1)	—	—	—	87.8
Transportation Products	110.2	92.9	383.3	417.6

Segment Totals before Eliminations	716.7	666.3	2,883.4	2,570.0
Eliminations	—	(0.1)	—	(0.1)
Consolidated Total	$716.7	$666.2	$2,883.4	$2,569.9

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2025	2024	2025	2024
Construction Products	$41.4	$25.3	$189.7	$133.9
Engineered Structures	43.5	32.4	170.2	126.4
Transportation Products(1)	11.3	17.2	46.1	30.2
Segment Total	96.2	74.9	406.0	290.5
Corporate	(17.2)	(31.7)	(64.1)	(92.9)
Consolidated Total	$79.0	$43.2	$341.9	$197.6

Backlog:	December 31, 2025	December 31, 2024
Engineered Structures:
Utility and related structures	$434.9	$414.0
Wind towers	$627.8	$776.8
Transportation Products:
Inland barges	$296.9	$280.1

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. See Reconciliation of Adjusted EBITDA for Steel Components table for the contribution of the steel components business to operating profit, included above, for the three and twelve months ended December 31, 2024.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$214.6	$187.3
Receivables, net of allowance	417.7	350.2
Inventories	424.2	359.9
Other	50.0	56.6
Total current assets	1,106.5	954.0

Property, plant, and equipment, net	2,097.8	2,129.4
Goodwill	1,348.9	1,361.2
Intangibles, net	310.8	338.3
Deferred income taxes	7.2	2.8
Other assets	114.0	129.8
	$4,985.2	$4,915.5
Current liabilities:
Accounts payable	$259.3	$237.3
Accrued liabilities	178.8	166.4
Advance billings	57.0	100.2
Current portion of long-term debt	8.5	12.1
Total current liabilities	503.6	516.0

Debt	1,514.3	1,676.8
Deferred income taxes	230.8	200.6
Other liabilities	95.1	93.9
	2,343.8	2,487.3
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,710.0	1,696.5
Retained earnings	947.3	748.9
Accumulated other comprehensive loss	(16.4)	(17.7)
	2,641.4	2,428.2
	$4,985.2	$4,915.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income	$208.4	$93.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	223.0	195.0
Impairment charge	1.6	5.8
Stock-based compensation expense	26.4	24.3
Gain on disposition of assets and sale of businesses	(3.4)	(8.2)
Provision for deferred income taxes	26.0	25.2
(Increase) decrease in other assets	2.9	23.6
Increase (decrease) in other liabilities	(2.6)	(42.8)
Other	13.3	0.4
Changes in current assets and liabilities:
(Increase) decrease in receivables	(69.5)	70.0
(Increase) decrease in inventories	(72.6)	59.2
(Increase) decrease in other current assets	6.4	(4.3)
Increase (decrease) in accounts payable	21.9	(48.3)
Increase (decrease) in advance billings	(43.2)	66.8
Increase (decrease) in accrued liabilities	2.5	41.6
Net cash provided by operating activities	341.1	502.0
Investing activities:
Proceeds from disposition of assets	26.6	18.3
Proceeds from sale of businesses	—	86.6
Capital expenditures	(165.6)	(189.7)
Cash received (paid) for acquisitions	17.6	(1,424.1)
Net cash required by investing activities	(121.4)	(1,508.9)
Financing activities:
Payments to retire debt	(168.7)	(502.0)
Proceeds from issuance of debt	—	1,635.0
Dividends paid to common stockholders	(10.0)	(9.7)
Purchase of shares to satisfy employee tax on vested stock	(12.9)	(10.6)
Debt issuance costs	(0.8)	(23.3)
Net cash (required) provided by financing activities	(192.4)	1,089.4
Net increase in cash and cash equivalents	27.3	82.5
Cash and cash equivalents at beginning of period	187.3	104.8
Cash and cash equivalents at end of period	$214.6	$187.3

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)
Net income (loss)	$52.1	$(7.7)	$208.4	$93.7
(Gain) loss on sale of businesses, net of tax	6.8	(1.1)	11.4	1.6
Impact of acquisition and divestiture-related expenses, net of tax(1)	(1.9)	31.5	(0.8)	48.2
Impairment charge, net of tax	(0.3)	(0.1)	1.2	4.4
Adjusted Net Income	$56.7	$22.6	$220.2	$147.9

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

	(in dollars per share)
Diluted EPS	$1.06	$(0.16)	$4.24	$1.91
(Gain) loss on sale of businesses	0.14	(0.02)	0.23	0.03
Impact of acquisition and divestiture-related expenses(1)	(0.04)	0.64	(0.02)	0.99
Impairment charge	(0.01)	—	0.02	0.09
Adjusted Diluted EPS	$1.15	$0.46	$4.47	$3.02

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2026 Guidance(1)
	2025	2024	2025	2024	Low	High
Revenues	$716.7	$666.2	$2,883.4	$2,569.9	$2,950.0	$3,100.0

Net income (loss)	52.1	(7.7)	208.4	93.7	224.4	249.5
Add:
Interest expense, net	23.2	34.1	102.2	63.4	88.0	90.0
Provision for income taxes	3.1	18.1	32.9	36.3	47.6	60.5
Depreciation, depletion, and amortization expense(2)	57.1	60.4	223.0	195.0	230.0	240.0
EBITDA	135.5	104.9	566.5	388.4	590.0	640.0
Add (less):
(Gain) loss on sale of businesses	8.6	(1.4)	14.7	2.1	—	—
Impact of acquisition and divestiture-related expenses(3)	0.7	26.1	2.1	46.5	—	—
Impairment charge	(0.4)	—	1.6	5.8	—	—
Other, net (income) expense	0.6	(1.3)	(1.6)	4.2	—	—
Adjusted EBITDA	$145.0	$128.3	$583.3	$447.0	$590.0	$640.0
Adjusted EBITDA Margin	20.2%	19.3%	20.2%	17.4%	20.0%	20.6%

(1) Full year 2026 guidance excludes any potential impact related to the barge divestiture.
(2) Includes the impact of the fair value markup of acquired long-lived assets.
(3) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Construction Products
Revenues	$305.4	$311.9	$1,310.2	$1,105.1

Operating Profit	41.4	25.3	189.7	133.9
Add: Depreciation, depletion, and amortization expense(1)	42.5	45.0	164.7	134.7
Segment EBITDA	83.9	70.3	354.4	268.6
Less: Gain on sale of businesses	—	—	—	(5.0)
Add: Impact of acquisition and divestiture-related expenses(2)	—	10.5	—	12.2
Add: Impairment charge	(0.4)	—	1.6	5.8
Adjusted Segment EBITDA	$83.5	$80.8	$356.0	$281.6
Adjusted Segment EBITDA Margin	27.3%	25.9%	27.2%	25.5%

Engineered Structures
Revenues	$301.1	$261.5	$1,189.9	$1,047.3

Operating Profit	43.5	32.4	170.2	126.4
Add: Depreciation and amortization expense(1)	12.3	13.3	49.1	45.4
Segment EBITDA	55.8	45.7	219.3	171.8
Add: Impact of acquisition and divestiture-related expenses(2)	—	—	—	1.6
Less: Gain on sale of businesses	—	—	—	(14.5)
Adjusted Segment EBITDA	$55.8	$45.7	$219.3	$158.9
Adjusted Segment EBITDA Margin	18.5%	17.5%	18.4%	15.2%

Transportation Products
Revenues	$110.2	$92.9	$383.3	$417.6

Operating Profit	11.3	17.2	46.1	30.2
Add: Depreciation and amortization expense	1.8	1.7	7.5	12.6
Segment EBITDA	13.1	18.9	53.6	42.8
Add: (Gain) loss on sale of businesses	8.6	(1.4)	14.7	21.6
Adjusted Segment EBITDA	$21.7	$17.5	$68.3	$64.4
Adjusted Segment EBITDA Margin	19.7%	18.8%	17.8%	15.4%

Operating Loss - Corporate	$(17.2)	$(31.7)	$(64.1)	$(92.9)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.7	15.6	2.1	32.7
Add: Corporate depreciation expense	0.5	0.4	1.7	2.3
Adjusted EBITDA	$145.0	$128.3	$583.3	$447.0
(1) Includes the impact of the fair value markup of acquired long-lived assets.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Non-GAAP Measures for Construction Products
(in millions, except per ton amounts)
(unaudited)

“Aggregates Freight-Adjusted Revenues” is defined as aggregates revenues less freight and delivery, which are pass-through activities, and other revenues, which are largely service related. We use this metric to calculate “Aggregates Freight-Adjusted Average Sales Price”, which is Aggregates Freight-Adjusted Revenues divided by shipments. “Aggregates Adjusted Cash Gross Profit” is defined as aggregates gross profit plus depreciation, depletion, and amortization and adjusted for certain items that are not reflective of the normal earnings of our business. “Aggregates Adjusted Cash Gross Profit Per Ton” is Aggregates Adjusted Cash Gross Profit divided by shipments. GAAP does not define these metrics and they should not be considered as alternatives to earnings measures defined by GAAP, including aggregates revenues and aggregates gross profit. We believe that this presentation is consistent with our competitors. These metrics are used by analysts and investors in comparing a company's performance on a consistent basis.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Aggregates
Aggregates revenues	$184.1	$179.4	$761.5	$678.6
Less: Freight and other revenues	(26.8)	(33.4)	(126.5)	(125.6)
Aggregates Freight-Adjusted Revenues	157.3	146.0	635.0	553.0

Aggregates gross profit	45.8	28.4	190.2	152.8
Add: Depreciation, depletion, and amortization	25.9	28.8	98.0	82.6
Add: Impact of acquisition and divestiture-related expenses	—	10.5	—	12.2
Aggregates Adjusted Cash Gross Profit	$71.7	$67.7	$288.2	$247.6

Aggregates shipments - tons	8.6	8.4	35.1	33.1
Aggregates Freight-Adjusted Average Sales Price	$18.29	$17.38	$18.09	$16.71
Aggregates Adjusted Cash Gross Profit per Ton	$8.34	$8.06	$8.21	$7.48

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and it should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment EBITDA Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Construction Products
Revenues	$305.4	$311.9	$1,310.2	$1,105.1
Less: Freight revenues	(8.8)	(26.3)	(96.5)	(100.0)
Freight-Adjusted Revenues	$296.6	$285.6	$1,213.7	$1,005.1

Adjusted Segment EBITDA(1)	$83.5	$80.8	$356.0	$281.6
Adjusted Segment EBITDA Margin(1)	27.3%	25.9%	27.2%	25.5%

Freight-Adjusted Segment EBITDA Margin	28.2%	28.3%	29.3%	28.0%
(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. We use this metric to assess the liquidity of our consolidated business. We present Free Cash Flow for the convenience of investors who use it in their analysis and for shareholders who need to understand the metric we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities	$120.0	$248.2	$341.1	$502.0
Capital expenditures	(64.2)	(53.3)	(165.6)	(189.7)
Proceeds from disposition of assets	2.8	4.3	26.6	18.3
Free Cash Flow	$58.6	$199.2	$202.1	$330.6

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2025
Total debt excluding debt issuance costs	$1,538.4
Cash and cash equivalents	214.6
Net Debt	$1,323.8

Adjusted EBITDA (trailing twelve months)	$583.3
Net Debt to Adjusted EBITDA	2.3

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components
(in millions)
(unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2024	2024
Steel Components
Operating Profit (Loss)	$1.4	$(19.5)
Add: Depreciation and amortization expense	—	5.9
Steel Components EBITDA	1.4	(13.6)
Add: (Gain) loss on sale of business	(1.4)	21.6
Steel Components Adjusted EBITDA	$—	$8.0

972.942.6500	16	arcosa.com